 Exhibit 23.2

Audit • Tax • Consulting • Financial Advisory

Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 Amendment No. 2 of American BriVision (Holding) Corporation of our report dated April 4, 2019 relating to the consolidated financial statements of American BriVision (Holding) Corporation and its subsidiaries, our report dated April 1, 2019 relating to the consolidated financial statements of BioLite Holding, Inc. and its subsidiaries, and our report dated April 5, 2019 relating to the financial statements of Biokey, Inc., which appear in such Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ KCCW Accountancy Corp.

Diamond Bar, California

June 25, 2019